                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               [AMENDMENT NO.   ]

Filed by the Registrant                              [ X ]
Filed by a Party other than the Registrant           [   ]
Check the appropriate box:

[   ]   Preliminary Proxy Statement
[   ]   Confidential, for Use of the Commission only (as permitted by Rule
        14a-6(e)(2))
[ X ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           Equitable Resources, Inc.
        ---------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

       [ X ]    No fee required.
       [   ]    $125 per Exchangeable Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),
                14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
       [   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
                0-11.
                1)      Title of each class of securities to which transaction
                        applies:
                        ------------------------------------------------------------
                2)      Aggregate number of securities to which transaction applies:
                        ------------------------------------------------------------
                3)      Per unit price or other underlying value of transaction
                        computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                        ------------------------------------------------------------
                4)      Proposed maximum aggregate value of transaction:
                        ------------------------------------------------------------
                5)      Total fee paid:
                        ------------------------------------------------------------
       [   ]    Fee paid previously with preliminary materials.
       [   ]    Check box if any part of the fee is offset as provided by Exchange
                Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by
                registration statement number, or the Form or Schedule and the date of its filing.
                1)      Amount Previously Paid:
                        ------------------------------------------------------------
                2)      Form, Schedule or Registration Statement No.:
                        ------------------------------------------------------------
                3)      Filing Party:
                        ------------------------------------------------------------
                4)      Date Filed:
                        ------------------------------------------------------------

Equitable Logo
                                                            One Oxford Centre
                                                            Suite 3300
                                                            Pittsburgh, PA 15219

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 17, 2001

     The Annual Meeting of Shareholders of Equitable Resources, Inc. will be held on Thursday, May 17, 2001, at 10:00 a.m. We will be in the Allegheny Room of the Omni William Penn Hotel located at 530 William Penn Place in Pittsburgh, Pennsylvania. If you owned common stock of Equitable Resources at the close of business on March 8, 2001, you may vote at this meeting.

     At the meeting, we plan to:

     (1) Elect four directors to serve for new terms;

     (2) Approve the Equitable Resources Executive Short-Term Incentive Plan;

     (3) Ratify the appointment of independent auditors for 2001; and

     (4) Transact other business properly presented at the meeting.

     Your Board of Directors recommends that you vote for all director nominees, for approval of the Executive Short-Term Incentive Plan and for ratification of the independent auditors. The Board is not aware of any other proposals for the May 17, 2001 meeting. Should another arise, the persons named as proxies will vote your proxy according to their best judgment.

     Please consider the issues presented in this proxy statement, and vote your shares as promptly as possible.

                                          On behalf of the Board of Directors

                                               /s/ Johanna G. O'Loughlin
                                                 JOHANNA G. O'LOUGHLIN
                                          Vice President, General Counsel and
                                                  Corporate Secretary

March 19, 2001

                         THE ANNUAL MEETING AND VOTING
                             QUESTIONS AND ANSWERS

This booklet and proxy card contain information about the items you will vote on at the annual meeting and about the voting process.

WHO IS ENTITLED TO VOTE, AND HOW MANY VOTES DO I HAVE?

You can vote if you held common stock of Equitable Resources at the close of business on March 8, 2001. For each item presented for vote, you have one vote for each share you own. In addition, you may cumulate votes for the election of directors by multiplying your shares by the number of directors to be elected and casting all of your votes for a single candidate or by distributing them among any two or more candidates.

HOW DO I VOTE?

You may vote in person by attending the meeting or by following the instructions on the enclosed proxy card and completing and mailing it in the prepaid envelope provided. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors. Even if you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

CAN I CHANGE MY VOTE?

You can revoke your proxy before the time of voting at the meeting by:

- mailing a revised proxy dated later than the prior proxy

- voting in person at the meeting or

- notifying the corporate secretary of Equitable Resources in writing that you are revoking your proxy.

WHAT SHARES ARE INCLUDED ON MY PROXY CARD?

If the name on the accounts is the same, the shares on your proxy card represent shares for which you have a certificate, that you hold in street name and/or that you have in a dividend reinvestment account of the Equitable Resources Dividend Reinvestment and Stock Purchase Plan. Employees holding stock in the Employee Savings Plan, the Employee Savings and Protection Plan, the Employee Stock Purchase Plan and/or as restricted shares under Equitable Resources Long-Term Incentive Plans will receive separate proxy cards for those plans. The trustee or administrator of the plans will vote the shares in accordance with the instructions on the returned proxy cards or as recommended by the Board of Directors if you provide no instructions on the proxy form. The trustee of the savings plans will vote plan shares not voted by proxy in proportion to the way other plan participants voted their shares.

WHAT IF I RECEIVE MORE THAN ONE PROXY CARD?

If you receive more than one proxy card, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Mellon Investor Services LLC, at P.O. Box 3312, South Hackensack, New Jersey 07606, at their toll free number (800-589-9026) or on their website at www.mellon-investor.com.

WHO CAN ATTEND THE ANNUAL MEETING, AND HOW DO I OBTAIN AN ADMISSION TICKET?

You may attend the meeting if you were a shareholder on March 8, 2001. If you plan to attend the meeting, you will need an admission ticket, which you can obtain by writing to the corporate secretary of Equitable Resources at One Oxford Centre, 301 Grant Street, Suite 3300, Pittsburgh, Pennsylvania 15219. If a broker holds your shares, please include a copy of your brokerage account statement or an omnibus proxy, which you can get from your broker, and we will send you an admission ticket.

WHAT CONSTITUTES A "QUORUM" FOR THE MEETING?

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees also are counted in determining whether a quorum is present.

WHAT IS THE TOTAL NUMBER OF OUTSTANDING SHARES?

At the close of business on March 8, 2001, the record date for the meeting, Equitable Resources had 32,535,782 shares of common stock outstanding.

HOW ARE THE VOTES COUNTED?

Director candidates who receive the highest number of votes cast will be elected. Approval of each other item requires a majority of the votes cast. Abstentions and broker non-votes are not counted in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

WHO PAYS FOR THE SOLICITATION OF PROXIES?

Equitable Resources pays for the cost of soliciting proxies from shareholders. Mellon Investor Services LLC assists Equitable Resources with the solicitation for a fee of $3,500 plus reasonable out-of-pocket expenses. Equitable Resources also reimburses brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies.

MAY I NOMINATE SOMEONE TO BE A DIRECTOR OF EQUITABLE RESOURCES?

If you are a shareholder entitled to vote at an annual meeting, you may nominate one or more persons for election as directors of Equitable Resources at that meeting. You may do this by sending a written notice to the corporate secretary at One Oxford Centre, 301 Grant Street, Suite 3300, Pittsburgh, Pennsylvania 15219. The notice must include certain information about the persons you nominate. To be included in next year's proxy statement, according to the company's by-laws, we must receive the notice not less than 90 but not more than 120 days before May 17, 2002, the anniversary date of this year's annual meeting. For complete details, contact the corporate secretary.

WHEN ARE THE 2002 SHAREHOLDER PROPOSALS DUE?

You must submit shareholder proposals in writing to the corporate secretary at the address above by November 29, 2001 for them to be considered for the 2002 proxy statement. The corporate secretary must receive any proposals to be raised, which will not be included in next year's proxy statement, not less than 90 but not more than 120 days before May 17, 2002, the anniversary date of this year's annual meeting, according to the company's by-laws. No proposals received outside that time period may be raised at the annual meeting.

              EQUITABLE RESOURCES STOCK OWNERSHIP AND PERFORMANCE

OWNERSHIP OF EQUITABLE RESOURCES COMMON STOCK

     The following shareholders reported to the Securities and Exchange Commission that they owned more than 5% of Equitable Resources common stock on December 31, 2000:

                                                             SHARES        PERCENT OF
                                                          BENEFICIALLY    COMMON STOCK
                    NAME AND ADDRESS                         OWNED        OUTSTANDING
                    ----------------                      ------------    ------------
Wellington Management Company, LLP
75 State Street
Boston, MA 02109                                          1,876,700(1)        5.75%
The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777                                     1,833,941(2)        5.62%
Jennison Associates LLC
466 Lexington Avenue
New York, NY 10017                                        1,821,700(3)        5.58%

---------------------------------

(1)Information based on a Securities and Exchange Commission Schedule 13G for the year ended December 31, 2000, reporting that Wellington Management Company, LLP has no sole voting power, shared voting power over 372,600 shares, no sole dispositive power and shared dispositive power over 1,876,700 shares.

(2)Information based on a Securities and Exchange Commission Schedule 13G for the year ended December 31, 2000, reporting that The Prudential Insurance Company of America has sole voting power over 3,300 shares, shared voting power over 1,830,641 shares, sole dispositive power over 3,300 shares and shared dispositive power over 1,830,641 shares. Prudential may have direct or indirect voting power over 1,833,941 shares held for its own benefit or for the benefit of its clients.

(3)Information based on a Securities and Exchange Commission Schedule 13G for the year ended December 31, 2000, reporting that Jennison Associates LLC has sole voting power over 1,821,700 shares, no shared voting power, no sole dispositive power and shared dispositive power over 1,821,700 shares. Jennison reported these amounts as an investment advisor and is deemed the beneficial owner of these shares. Jennison is an indirect, wholly owned subsidiary of The Prudential Insurance Company of America, which may control the voting and/or dispositive power over the shares reported by Jennison.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     As of January 31, 2001, all nominees, directors and officers as a group beneficially owned 429,598 shares, representing less than 2% of the company's outstanding common stock. No individual nominee, director or named executive officer owned more than 1% of the company's common stock. Shares subject to acquisition within 60 days after January 31, 2001 by each individual and the directors and officers as a group are deemed outstanding for purposes of determining share ownership.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                                                   DEFERRED SHARE
                               EXERCISABLE         NUMBER OF       RESTRICTED        EQUIVALENT
           NAME              STOCK OPTIONS(1)   SHARES OWNED(2)   STOCK HELD(3)       UNITS(4)
           ----              ----------------   ---------------   -------------    --------------
Murry S. Gerber(5)               270,000             27,708           63,411           25,888
Paul Christiano                    5,000                778                0            4,420
Phyllis A. Domm                        0              3,860                0            1,961
E. Lawrence Keyes, Jr.             5,500              1,700                0            6,361
Thomas A. McConomy(5)              5,500              1,700                0            5,142
George L. Miles, Jr.                   0              1,000                0                0
Donald I. Moritz(5)(6)             5,000             88,231                0            6,361
Malcolm M. Prine                   5,500              1,927                0            6,361
James E. Rohr                      4,500              5,500                0            1,961
David S. Shapira(7)                5,500              2,075                0            6,361
J. Michael Talbert                 5,500              1,000                0            2,597
Philip P. Conti                   14,168              1,254            9,809            1,565
James M. Funk                          0              1,186            9,094                0
Johanna G. O'Loughlin             39,668              4,899            6,062            1,143
David L. Porges                  120,668             18,409           36,248           13,301
Directors and executive          533,172            171,505          136,076           84,825
  officers as a group (16
  individuals)

---------------------------------

(1)This column lists the number of shares of Equitable Resources common stock that the officers and directors had a right to acquire within 60 days after January 31, 2001 through exercise of stock options.

(2)This column includes shares held of record and shares owned through a bank, broker or other nominee. It also includes, for executive officers, shares owned through the Equitable Resources Employee Savings Plan and the Employee Stock Purchase Plan.

(3)Reported in this column are restricted stock awards and dividends accrued in the form of additional restricted shares.

(4)This column lists the number of shares held in the Directors' Deferred Compensation Plan and employees' Deferred Compensation Plan, respectively.

(5)Includes shares held jointly with spouse as to which voting power and investment power are shared.

(6)Does not include 1,350 shares owned by Mr. Moritz's spouse as to which he disclaims beneficial ownership.

(7)Shares are held in a trust of which Mr. Shapira is a co-trustee and has a beneficial interest and shares voting and investment power.

COMPLIANCE WITH SECTION 16(A) REPORTING:

     The Securities and Exchange Commission rules require that we disclose late filings of stock ownership reports by directors, executive officers and all persons who beneficially own more than 10% of Equitable Resources' common stock. Due to the complexity of the reporting rules, the company has assumed certain responsibilities for filing compliance and has instituted procedures to assist directors and officers with these obligations.

     Based solely upon the company's review of the copies of the filings or written representations from the reporting persons, we believe that all reporting persons made all filings required by Section 16(a) on a timely basis, except that as a result of an inaccurate interpretation of a complicated provision, stock unit acquisitions under the Deferred Compensation Plan for employees and the Directors Deferred Compensation Plan were inadvertently not reported on forms due February 14, 2000. Accordingly, Forms 5 were filed on February 14, 2001 for the following individuals to report all unreported acquisitions in the aggregate of stock under the deferred compensation plans during 1999: Paul Christiano, 4,420 shares; Phyllis A. Domm, 1,961 shares; E. Lawrence Keyes, Jr., 6,361 shares; Thomas A.

McConomy, 5,142 shares; Donald I. Moritz, 6,361 shares; Malcolm M. Prine, 6,361 shares; James E. Rohr, 1,961 shares; David S. Shapira, 6,361 shares; J. Michael Talbert, 2,597 shares; Murry S. Gerber, 25,888 shares; Philip P. Conti, 1,565 shares; Johanna G. O'Loughlin, 1,143 shares; David L. Porges, 13,301 shares; and Gregory R. Spencer, 1,403 shares.

     All required Forms 5 for stock acquisitions during 2000 were filed on a timely basis on February 14, 2001. A breakdown of the stock acquisitions by year is included on the respective Forms 5 filed with the Securities and Exchange Commission. In addition, a restricted stock grant for 4,000 shares of common stock was awarded on December 6, 2000 to Philip P. Conti, but was inadvertently not reported. The 4,000 shares were reported on an amended Form 4 filed on February 8, 2001, and subsequently amended on February 13, 2001, to correct the number of dividend reinvestment shares reported.

STOCK PERFORMANCE GRAPH

     This graph compares the most recent five-year performance of Equitable Resources' common stock with the S&P 500 Index and a self-constructed peer group consisting of companies whose principal businesses are gas exploration and production and natural gas distribution. The graph assumes a $100 investment made on December 31, 1995 and the reinvestment of all dividends.

                                      LOGO

                                     1995      1996      1997      1998      1999      2000
                                    ------    ------    ------    ------    ------    ------
Equitable Resources, Inc.           100.00     99.14    122.52    105.12    125.11    256.69
S&P 500                             100.00    122.96    163.98    210.84    255.22    231.98
Peer Group(1)                       100.00    122.00    160.66    140.31    117.97    219.62

---------------------------------

(1)Comprised of Energen Corporation, Keyspan Corporation, Kinder Morgan, Inc. (formerly included in this peer group as KN Energy, Inc. prior to a merger with Kinder Morgan, Inc. in 2000), MCN Energy Group Inc., National Fuel Gas Company, NiSource Inc. (formerly included in this peer group as Columbia Gas Company prior to a merger with NiSource Inc. in 2000), Oneok, Inc., Questar Corporation and Southwestern Energy Company.

                                 VOTING MATTERS

ITEM NO. 1 - ELECTION OF DIRECTORS
(ITEM NO. 1 ON THE PROXY CARD)

     The Board of Directors of Equitable Resources has 11 members, who are divided into three classes. Directors are elected for three-year terms. The term of one class expires each year. The terms of five Directors expire at this annual meeting. Paul Christiano has decided not to stand for election to another term. The Board of Directors has chosen to reduce the number of directors from 11 to 10, effective upon the expiration of Dr. Christiano's term on the date of the annual meeting. At the annual meeting, Murry S. Gerber, George L. Miles, Jr., Donald I. Moritz and J. Michael Talbert will stand for election. The shareholders previously elected all of the nominees except George L. Miles, Jr., who was elected by the Board on July 19, 2000 to serve until the 2001 annual meeting.

     The persons named as proxies will vote for the nominees named, as more fully discussed in the "Questions and Answers" section of this proxy statement, unless you withhold authority to vote for any one or more of them. The votes represented by any proxy may be cumulated and voted at the discretion of the persons named as proxies in favor of any one or more of the nominees, unless otherwise indicated on your proxy card. The effect of this discretionary authority may be to offset the effect of your having withheld authority to vote for individual nominees because the persons named as proxies will be able to allocate votes of shareholders who have not withheld authority to vote. If a nominee becomes unavailable for election, the persons named as proxies intend to vote for substitute nominees proposed by the Board, unless the Board decides to reduce the number of directors. The four individuals who receive the largest number of votes cast will be elected Directors for a three-year term expiring in 2004.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR THE BOARD OF DIRECTORS.

            NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2004

MURRY S. GERBER PHOTO

                     MURRY S. GERBER     AGE 48     DIRECTOR SINCE MAY 1998

                     Chairman, President and Chief Executive Officer of Equitable Resources since May 2000; President & Chief Executive Officer of Equitable Resources, June 1998 through April 2000; Chief Executive Officer, Coral Energy, L.P. (an energy marketing and services company), November 1995 through May 1998; Also a director of Westport Resources Corporation and BlackRock, Inc.

                     Member of the Executive Committee.


GEORGE L. MILES, JR. PHOTO

                     GEORGE L. MILES, JR.     AGE 59    DIRECTOR SINCE JULY 2000

                     President and Chief Executive Officer of WQED Pittsburgh (public broadcasting) since 1994. Also a director of Summit Bancorp through February 2001 and WESCO International.

                     Member of the Audit Committee.


DONALD I. MORITZ PHOTO

                     DONALD I. MORITZ     AGE 73      DIRECTOR SINCE JUNE 1972

                     Retired Chairman and Chief Executive Officer of Equitable Resources; Interim President and Chief Executive Officer of the company, July 1997 through May 1998; Chairman and Chief Executive Officer of Equitable Resources, December 1993 until retirement in December 1994.

                     Member of the Executive and Corporate Governance
                     Committees.


J. MICHAEL TALBERT PHOTO

                     J. MICHAEL TALBERT      AGE 54     DIRECTOR SINCE MAY 1995

                     President and Chief Executive Officer and Director of Transocean Sedco Forex Inc. (owner and operator of mobile offshore drilling rigs) since December 1999; Chairman and Chief Executive Officer, Transocean Offshore, Inc. (the predecessor of Transocean Sedco Forex Inc.), September 1994 through December 1999.

                     Chairman of the Compensation Committee and member of the Executive Committee.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2002

PHYLLIS A. DOMM PHOTO

                     PHYLLIS A. DOMM, ED.D.    AGE 54    DIRECTOR SINCE MAY 1996

                     Vice President, Human Resources, Intermountain Health Care (health care services) since June 2000; Vice President, Human Resources, MedStar Health (health care services), March 1998 through May 2000; President, Management and Marketing Solutions, Inc. (marketing, public relations and human resources consulting), July 1997 through February 1998; Senior Vice President - Health Care Services, Intracoastal Health Systems, Inc., April 1995 through June 1997.

                     Member of the Audit and Compensation Committees.


JAMES E. ROHR PHOTO

                     JAMES E. ROHR     AGE 52     DIRECTOR SINCE MAY 1996

                     President, Chief Executive Officer and Director, PNC Financial Services Group, Inc. (financial services company), since May 2000; President and Chief Operating Officer of PNC Financial Services Group, Inc., April 1998 through April 2000; President of PNC Bank Corp., 1992 through March 1998. Effective March 15, 2000, PNC Bank Corp. changed its name to PNC Financial Services Group, Inc. It has been announced that Mr. Rohr will replace Thomas O'Brien as Chairman of the Board of Directors on May 1, 2001. Also a director of Allegheny Technologies, Inc., BlackRock, Inc. and Water Pik Technologies, Inc.

                     Chairman of the Executive Committee and member of the Compensation Committee.


DAVID S. SHAPIRA PHOTO

                     DAVID S. SHAPIRA       AGE 59     DIRECTOR SINCE MAY 1987

                     Chairman and Chief Executive Officer, Giant Eagle, Inc. (retail grocery store chain), since February 1994. Also a director of Mellon Financial Corporation.

                     Member of the Audit and Executive Committees.

                                DIRECTORS WHOSE TERMS EXPIRE IN 2003

E. LAWRENCE KEYES PHOTO

                     E. LAWRENCE KEYES, JR.    AGE 71    DIRECTOR SINCE MAY 1988

                     Partner, the Fortune Group, LLC (management consulting and investment banking firm), since January 1987.

                     Member of the Compensation Committee.


THOMAS A. MCCONOMY PHOTO

                     THOMAS A. MCCONOMY      AGE 67     DIRECTOR SINCE MAY 1991

                     Director, Calgon Carbon Corporation (manufacturer and marketer of activated carbon and related products and services), since April 1985; Chairman of the Board, Calgon Carbon Corporation, April 1985 through April 1999; Interim President and Chief Executive Officer, Calgon Carbon Corporation, February 1998 through April 1999.

                     Chairman of the Corporate Governance Committee and member of the Compensation Committee.


MALCOLM M. PRINE PHOTO

                     MALCOLM M. PRINE      AGE 72       DIRECTOR SINCE MAY 1982
                     Chairman of the Board, Core Materials Corp. (manufacturer of plastics molding), since January 1997; President, Malcar, Inc. since 1990.

                     Chairman of the Audit Committee and member of the Corporate Governance and Executive Committees.



TRANSACTIONS WITH DIRECTORS' COMPANIES

     In the course of ordinary business, Equitable Resources may have transactions with companies and organizations whose executive officers are also directors of Equitable Resources. None of these transactions exceeded 5% of the gross revenues of either Equitable Resources or the other organization.

                       BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held seven regular meetings and no special meetings during 2000. The attendance at the Board and Committee meetings during 2000 averaged 97%. The standing committees of the Board are the Audit, Compensation, Corporate Governance and Executive Committees:

AUDIT COMMITTEE

     - Comprised of five non-employee, independent directors.

     - Held three meetings in 2000.

     - Operates pursuant to the charter contained in this proxy statement as Appendix B.

     - Recommends to the Board of Directors appointment of the company's independent auditors.

     - Reviews annually the audit plans of the independent auditors and the internal auditors.

     - Reviews the company's annual audited financial statements with the company's independent auditors.

     - Approves the fees to be paid to the independent auditors.

     - Monitors and reports to the Board of Directors on the overall effectiveness of the company's compliance functions.

     - Reviews reports about audit results made by the independent auditors and/or internal auditors for adequacy of internal controls and implementation of material internal control recommendations.

     - Reviews any items brought directly to the Audit Committee's attention by management, the independent auditors or internal auditors or other related matters as the Audit Committee may, in its discretion, determine to be appropriate.

COMPENSATION COMMITTEE

     - Comprised of five non-employee, independent directors.

     - Held seven meetings in 2000.

     - Approves the compensation and contracts of all executive officers.

     - Reviews and approves employee benefit plans and amendments.

     - Administers the Short-Term Incentive Plan, the Long-Term Incentive Plan and the Non-Employee Directors' Stock Incentive Plan.

CORPORATE GOVERNANCE COMMITTEE

     - Comprised of four non-employee directors.

     - Held two meetings in 2000.

     - Recommends to the Board of Directors persons to be nominated for election as directors of Equitable Resources.

     - Establishes responsibilities and membership of the committees of the Board of Directors.

     - Monitors and recommends policies and procedures relating to Equitable Resources' corporate governance framework (especially with respect to structure, processes and proceedings of the Board of Directors).

     - Recommends the level of compensation and other fringe benefits for the directors.

     - Establishes goals for the Chief Executive Officer and evaluates performance against these goals.

EXECUTIVE COMMITTEE

     - Comprised of five non-employee directors and Murry S. Gerber, Chairman, President and Chief Executive Officer.

     - Held two meetings in 2000.

     - Has the authority to act in all matters that the full Board may act upon when the Board is not in session, unless limited by a resolution of the Board and except to the extent limited by law.

                 DIRECTORS' COMPENSATION AND RETIREMENT PROGRAM

     In May 2000, an external compensation consultant reviewed the total compensation for directors. The retainer fees, meeting fees and stock ownership opportunities were determined to be competitive with compensation paid to directors of S&P 500 companies of similar revenue size.

     In recognition of the services of non-employee directors, excluding directors who were former employees, and in furtherance of the company's community objectives, Equitable Resources uses a life insurance program to fund contributions to qualified organizations upon the death of a director. The program restricts gifts to civic, charitable and educational organizations with emphasis on those in the areas where Equitable Resources has operations or provides service. Directors joining the Board after May 25, 1999 are not eligible for this benefit.

     - CASH COMPENSATION

          - Annual cash retainer of $24,000, payable quarterly.

          - Cash meeting fee of $1,000 for each board and committee meeting attended.

          - Cash meeting fee of $500 for telephone participation in a meeting.

     - EQUITY COMPENSATION

          - A stock option award under the Non-Employee Directors' Stock Incentive Plan of 4,500 shares of common stock at the market price of $48.875 per share on May 17, 2000, the date of grant. Options vest one-third annually over three years and have a ten-year exercise term. The options vest if the service of a director terminates for any reason. The number of options awarded in future years will be based on competitive practices as determined by a nationally recognized external consultant.

     - DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

          - Equitable Resources maintains a deferred compensation plan under which directors' fees may be deferred until Board service ends or an earlier time, as the director may elect.

          - In May 1999, the directors' retirement plan was curtailed and the accrued benefit of each active director was converted to a stock account administered under the Directors' Deferred Compensation Plan. Imputed dividends are credited to the account as additional shares. All directors participants are vested upon death or termination of services as a director. Directors elected after May 1999 are not eligible to participate in the retirement plan.

     - LIFE AND TRAVEL ACCIDENT INSURANCE

          - The company also provides non-employee directors with $20,000 of life insurance, $20,000 of accidental death and dismemberment insurance and $100,000 of travel accident insurance while traveling on company business.

                             EXECUTIVE COMPENSATION

     The following tables set forth information concerning the compensation of the Equitable Resources chief executive officer and each of the other four most highly compensated executive officers of the company in 2000.

                           SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------------------------------
                                          ANNUAL COMPENSATION                            LONG-TERM COMPENSATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 AWARDS              PAYOUTS
------------------------------------------------------------------------------------------------------------------------------------
                                                            OTHER                     SECURITIES
                                                            ANNUAL      RESTRICTED    UNDERLYING
         NAME AND                  SALARY      BONUS     COMPENSATION    STOCK($)    OPTIONS/SARS      LTIP         ALL OTHER
    PRINCIPAL POSITION      YEAR     ($)     ($)(1)(2)      ($)(3)      (4)(5)(6)         #         PAYOUTS(7)   COMPENSATION(8)
------------------------------------------------------------------------------------------------------------------------------------
  MURRY S. GERBER           2000   557,696   1,000,000     198,558              0     180,000/0     4,314,900        34,486
  Chairman, President &     1999   500,000    900,000      142,187      1,653,410     150,000/0             0        44,714
  Chief Executive Officer   1998   291,681    300,000            0        494,055     210,000/0             0        20,417
------------------------------------------------------------------------------------------------------------------------------------
  DAVID L. PORGES           2000   308,465    500,000      126,258              0      60,000/0     2,330,044        26,634
  Executive Vice President  1999   270,000    457,000      126,658        871,798      80,000/0             0        24,240
  & Chief Financial         1998   135,000    175,000            0        292,500      94,000/0             0
    Officer                                                                                                           5,400
------------------------------------------------------------------------------------------------------------------------------------
  JOHANNA G. O'LOUGHLIN     2000   213,083    250,000            0        288,372      30,000/0     1,639,670        18,322
  Vice President, General   1999   190,000    230,000            0              0      20,000/0             0        16,858
  Counsel & Secretary       1998   176,127          0            0              0      23,000/0             0        12,220
------------------------------------------------------------------------------------------------------------------------------------
  PHILIP P. CONTI           2000   145,884    230,000            0        232,500      20,000/0             0        12,917
  Vice President, Finance   1999   132,305    105,000            0         90,186      10,000/0             0        11,764
  & Treasurer               1998   113,653          0            0              0       7,500/0             0        10,100
------------------------------------------------------------------------------------------------------------------------------------
  JAMES M. FUNK             2000   139,998    265,000            0        438,750      50,000/0             0        10,500
  Senior Vice President     1999         0          0            0              0             0             0             0
                            1998         0          0            0              0             0             0             0
------------------------------------------------------------------------------------------------------------------------------------

---------------------------------

(1)Beginning with the 1999 bonus, company policy requires officers to defer 20% (10% for Mr. Conti who does not report directly to Mr. Gerber) of their bonus into the Equitable Resources, Inc. Employee Deferred Compensation Plan. The required deferral is invested in Equitable Resources common stock, which vests in equal increments on January 1 of each of the two years following deferral. In addition to the mandatory 20% deferral, Mr. Gerber has elected to defer an additional $551,500 of his 2000 bonus. Mr. Porges has elected to defer his entire bonus into the Deferred Compensation Plan. In addition to the mandatory 10%, Mr. Conti has elected to defer an additional 40% of his bonus into the Deferred Compensation Plan. These additional deferrals and the 25% company match applicable to the deferrals also are invested in Equitable Resources common stock. The company match vests in equal increments on January 1 of each of the three years following deferral.

(2)The Compensation Committee established an acquisition-related bonus pool from which $90,000 of Mr. Conti's bonus was paid. Under the terms set by the Compensation Committee, the entire amount must be deferred under the Deferred Compensation Plan and will vest on March 14, 2003.

(3)Amounts paid to reimburse taxes for restricted shares under the officers' employment agreements.

(4)Restricted stock awards of the company's common stock were granted on May 25, 1999 as follows: Mr. Gerber, 55,000 shares; Mr. Porges, 29,000 shares; and Mr. Conti, 3,000 shares. Ms. O'Loughlin received a restricted stock award on July 18, 2000 for 6,000 shares of common stock. All of the above restricted stock awards vest three years from the grant date, and dividends accrue during the restriction period.

(5)Restricted stock awards of the company's common stock were granted as follows: Mr. Gerber, 15,000 shares granted on May 4, 1998; Mr. Porges, 10,000 shares granted on July 1, 1998; Mr. Funk, 9,000 shares granted on June 12, 2000; and Mr. Conti, 4,000 shares granted on December 6, 2000. All of the above restricted stock awards vest in thirds on the anniversary date of the awards over a period of three years, and dividends accrue during the restriction period.

(6)The following table shows the aggregate number of restricted shares held by each named executive officer and the aggregate value of these shares, based on the closing price of the company's common stock on December 29, 2000 ($66.75):

            NAME              NUMBER OF SHARES     VALUE
            ----              ----------------   ----------
Murry S. Gerber                    63,411        $4,232,684
David L. Porges                    34,248         2,286,054
Johanna G. O'Loughlin              10,263           685,055
Philip P. Conti                     9,809           654,751
James M. Funk                       9,094           607,025

(7)No new awards were granted in 2000 under the Company's 1998 Breakthrough Long-Term Incentive Plan (Breakthrough Plan). The performance condition of the Breakthrough Plan was satisfied on August 21, 2000 when the share price of the company's common stock closed at or above $50.00 on the New York Stock Exchange for the 20th consecutive business day. Mr. Gerber's entire payout was deferred in accordance with the requirements of the Breakthrough Plan. His FICA Medicare payroll tax liability of $62,000 was paid by the company and charged to Mr. Gerber in the form of an interest-free loan, which will be repaid when the deferred proceeds become payable to him under the terms of the Breakthrough Plan.

(8)Includes the term insurance benefit for term and split-dollar life insurance policies, matching and other company contributions to the Employee Savings Plan and the company's contribution to the Deferred Compensation Plan, as follows:

                                TERM      SAVINGS PLAN       DEFERRED
                              INSURANCE   CONTRIBUTION   COMPENSATION PLAN
                              ---------   ------------   -----------------
Murry S. Gerber                 $251        $12,300           $21,935
David L. Porges                  118         12,300            14,216
Johanna G. O'Loughlin             76         14,138             4,108
Philip P. Conti                    0         11,617             1,300
James M. Funk                      0         10,500                 0

                           OPTIONS/SAR GRANTS IN 2000

                                  INDIVIDUAL GRANTS
                              -------------------------                                    POTENTIAL REALIZABLE
                                            % OF TOTAL                                       VALUE AT ASSUMED
                                           OPTIONS/SARS     EXERCISE OR                    ANNUAL RATES OF STOCK
                               OPTIONS/     GRANTED TO       BASE PRICE                   PRICE APPRECIATION FOR
                                 SARS       EMPLOYEES        PER SHARE       EXPIRATION     THE OPTION TERM(3)
            NAME              GRANTED(1)     IN 2000           ($/SH)         DATE(2)         5%          10%
            ----              ----------     -------           ------         -------         --          ---
Murry S. Gerber                 180,000       11.84           $39.6875       3/14/2010    $4,547,641  $11,472,837
David L. Porges                  60,000        3.95            39.6875       3/14/2010     1,515,880    3,824,279
James M. Funk                    50,000        3.29            48.7500       6/12/2010     1,581,293    3,961,755
Johanna G. O'Loughlin            30,000        1.97            39.6875       3/14/2010       757,940    1,912,139
Philip P. Conti                  10,000        0.66            39.6875       3/14/2010       252,647      637,380
                                 10,000        0.66            57.0000       8/21/2010       369,709      926,330

---------------------------------

(1)There were no SARs granted.

(2)These options, which have reload rights, vest in equal increments annually over a three-year period beginning March 14, 2001 and have an exercise period of ten years from the award date.

(3)The option values were calculated, using the Black-Scholes option-pricing model, based on the share price as of the date of grant at assumed 5% and 10% annualized rates of appreciation for the term of the grant. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price of the common stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated under the model described above.

     AGGREGATED OPTION/SAR EXERCISES IN 2000 & YEAR-END 2000 OPTION VALUES

                                                          NUMBER OF
                                                         SECURITIES
                                                         UNDERLYING      VALUE OF UNEXERCISED
                                                         UNEXERCISED         IN-THE-MONEY
                                                       OPTIONS/SARS AT      OPTIONS/SARS AT
                                SHARES                  YEAR END 2000        YEAR-END 2000
                              ACQUIRED ON    VALUE           (#)                ($)(1)
                               EXERCISE     REALIZED    EXERCISABLE/         EXERCISABLE/
            NAME                  (#)         ($)       UNEXERCISABLE        UNEXERCISABLE
            ----              -----------   --------    -------------        -------------
Murry S. Gerber                    0            0      210,000/330,000   $7,521,430/10,219,310
David L. Porges                    0            0      100,668/133,332     3,773,792/4,318,466
Johanna G. O'Loughlin              0            0        29,668/43,332     1,134,190/1,300,367
Philip P. Conti                    0            0        10,834/26,666         412,335/612,371
James M. Funk                      0            0             0/50,000               0/900,000

---------------------------------

(1)Calculated by determining the difference between the fair market value of the underlying shares of common stock and the various applicable exercise prices of outstanding options at the end of 2000 for the named executive officers. The last reported sale price of the company's common stock on the New York Stock Exchange on December 29, 2000 was $66.75 per share.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Our Compensation Committee determines compensation for the executive officers of Equitable Resources including base salaries, benefits, short-term annual incentives, long-term, stock-based awards and perquisites. All committee members are independent directors who have never been employees of Equitable Resources. Our decisions are based upon our understanding of Equitable Resources' businesses and strategy, as well as our knowledge of the capabilities and performance of the company and its executives.

COMPENSATION PHILOSOPHY

     Our goal is to create value for the shareholders of Equitable Resources by managing the company with a long-term perspective while striving to deliver consistently profitable annual results. To support these objectives, executives participate in compensation programs that focus on achieving annual business objectives and creating long-term value for the stockholders. This total compensation program is designed to attract, motivate and retain high-performing executives who can consistently deliver results for our shareholders.

     The company's total compensation program includes:

     - salary

     - annual cash incentives

     - long-term, stock-based incentives

     - employee benefits and

     - perquisites.

     We determine compensation based on the following objectives and guidelines:

     - Base salaries are established at approximately the 50th percentile, while potential total direct compensation (base, bonus and long-term incentive compensation together) for outstanding performance is designed to approximate the 75th percentile of general industrial companies of similar revenue size. Compensation consultants provide independent industry surveys, and we review publicly available compensation information, to determine competitive practices.

     - Bonus opportunities are based on the overall performance of Equitable Resources and the individual contribution of each executive. Short-term (annual) incentives are funded when pre-established financial and operational goals are attained. Awards are distributed to employees participating in the plan based on the achievement of corporate, business segment and individual performance goals identified annually.

     - Long-term, stock-based programs are designed to encourage share ownership by management, reinforce value-added objectives, align management's interests with shareholder interests and assist with retention of key executive contributors. We believe that the company's executives will more effectively represent the shareholders of Equitable Resources if they are shareholders themselves. Therefore, we view stock options and other equity-related arrangements as key elements of the executive compensation program.

BASE SALARIES

     Because Equitable Resources favors a pay-for-performance approach, the base salary levels are generally targeted at the 50th percentile of a survey group consisting of general industry companies of similar revenue size. Individual performance, taking into account competitive salaries, is the basis for individual salary increases. General economic conditions and marketplace compensation trends also are evaluated with the assistance of independent compensation consultants.

ANNUAL INCENTIVE OPPORTUNITIES

     Participants in the company's short-term bonus plan have a bonus target equal to a percentage of their annual salary, which is established based on market competitive data. This plan is designed to provide cash bonus payments once Equitable Resources has met preestablished, Board-approved financial goals. Depending on the level of performance, a bonus pool is funded based on a multiple of the sum of the targets for all participants. The actual multiple is determined by the level of achievement of key financial measures for the business units and the corporation, including net income and competitive return on total capital. The maximum multiple is 200%. Awards are based on the size of the bonus pool and performance against individual financial, strategic, operational and organizational objectives.

     At the beginning of the year, we set the bonus targets for the executive officers and the performance requirements for the multiples used to calculate the bonus pool, based on the 2000 business plan. We also approve the actual bonus payments made based on the individual performance for all executives.

LONG-TERM INCENTIVES

     Our committee has identified three key issues in the area of long-term incentives:

     - providing stock-based programs that encourage share ownership by management

     - aligning management's interests to shareholder interests and

     - retaining key management personnel.

     Stock-based awards are made on a market competitive basis, using the Black-Scholes option-pricing model. The size of prior grants or the amount of stock held by employees to whom awards are made is not considered when determining the amount of individual awards. The 1999 Equitable Resources Long Term Incentive Plan provides for a variety of stock-based incentive awards, including stock options (with or without reload rights), restricted stock, performance awards and other stock-based awards.

     During 2000, the Committee approved 1,520,870 stock option awards (with one reload right per share) to 310 employees. The awards approximate the 50th percentile level of long-term incentive opportunities for the same group of companies used for executive officers' compensation. The options awarded generally have a three-year annual vesting period and a ten-year exercise term. The option price was the fair market value on the grant date. Unvested awards are forfeited upon termination of employment for any reason.

     The committee also awarded 88,000 restricted stock grants to 24 employees. These stock grants vest either annually over a three-year period or after a three-year period. Unvested awards are forfeited if an employee voluntarily resigns or is terminated for cause.

OTHER COMPENSATION

     We provide a competitive level of employee benefit programs along with perquisites that we deem appropriate and competitive for each executive's position.

STOCK OWNERSHIP GUIDELINES

     To promote stock ownership by management, the committee, in 1998, approved new personal stock ownership guidelines for executives. These guidelines require that an executive must retain a minimum of 50% of the net shares received from the exercise of an option until the executive's total stock holdings meet a predetermined value. For Mr. Gerber, the value is four times base salary. Messrs. Porges, Spencer, Funk and Ms. O'Loughlin are required to hold stock valued at three times their respective annual salaries. Once the required value has been reached, the executives may sell shares from company stock-based awards that are in excess of the target and receive cash for the transaction. In calculating stock ownership, the company considers stock held, stock option value (vested and unvested), restricted stock grants, stock units held in the company's deferred compensation plan and stock in the 401(k) and employee stock purchase plans.

COMPENSATION OF EXECUTIVE OFFICERS IN 2000

     In March 2000, our committee increased salary and annual cash incentive targets for executive officers, reflecting similar increases in the comparison group. Annual incentive payouts to executive officers for 2000 averaged 225% of target based on attainment of preestablished corporate, business unit and personal goals and objectives.

     Equitable Resources also granted stock options to executive officers at or above the target levels for their positions. Above-target grants were made to individuals when necessary to adjust for below-market base salary. Restricted stock grants also were made to two executive officers consistent with market competitive survey information.

     Compensation of the Chief Executive Officer - Equitable Resources bases the chief executive officer's compensation on the same philosophy and policies as for all executive officers. This compensation includes base salary, annual cash incentives and stock option awards.

     The Corporate Governance Committee of the Board meets annually without the chief executive officer present and evaluates his performance compared with previously established financial and non-financial goals. That committee reports performance levels achieved to our committee, and we then make any appropriate compensation adjustments. Finally, we report in full to the other members of the Board for their consideration and agreement. This meeting is an executive session of non-employee directors only.

     Murry S. Gerber currently serves as Chairman, President and Chief Executive Officer of Equitable Resources. In March 2000, we increased Mr. Gerber's base salary from $500,000 to $575,000. We also granted him a stock option with reload rights of 180,000 shares. Finally, in March 2001, we awarded Mr. Gerber a bonus payment of $1,000,000. We based this amount on the superior performance of the company in 2000, as reflected in:

     - Record company earnings in 2000 that were well in excess of business plan and the publicly stated goal of 20% to 30% earnings growth.

     - Achievement of a 9.3% return on total capital, moving the company from the bottom to the top quartile of its peer group in slightly over two years.

     - An increase in the stock price from $33.56 on January 3, 2000 to a closing price on December 29, 2000 of $66.75, making the company a top quartile performer in its peer group for total shareholder return.

     - The accretive acquisition and effective integration of Carnegie Natural Gas Company into Equitable Resources, which generated significant synergies with Equitable Gas Company.

     - The accretive acquisition and effective integration of Statoil that made Equitable Resources the largest producer of natural gas in the Appalachian basin. This acquisition was completed without issuing additional equity while maintaining the company's A debt rating.

     - The reduction of the overall risk of the business and the cost of capital through well-executed monetizations of the production assets while maintaining a strong credit rating.

TAX DEDUCTIBILITY OF EXECUTIVE OFFICER COMPENSATION

     Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the executive officers named in the Summary Compensation Table on page 12 to $1,000,000 each, unless certain requirements are met. We have carefully considered the impact of this tax code provision and strive in our compensation decisions to balance this with the need to provide compensation programs that motivate and retain high-performing executives. To assist the company in maximizing the tax deduction for executive compensation, the directors are asking shareholders to approve the executive bonus plan listed as Item No. 2 in this proxy statement.

     This report has been furnished by the Compensation Committee of the Board of Directors.

                           J. Michael Talbert, Chair
                                Phyllis A. Domm
                             E. Lawrence Keyes, Jr.
                               Thomas A. McConomy
                                 James E. Rohr

             EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL AGREEMENTS

     Murry S. Gerber entered into an employment agreement with Equitable Resources effective May 4, 1998 under which Mr. Gerber assumed the role of President and Chief Executive Officer on June 1, 1998. This agreement was amended on December 1, 1999 to provide for more competitive change of control benefits.

     David L. Porges entered in to an employment agreement with Equitable Resources effective July 1, 1998 under which Mr. Porges assumed the role of Senior Vice President and Chief Financial Officer. He was promoted to Executive Vice President and Chief Financial Officer on February 1, 2000. This agreement was amended on December 1, 1999 to provide for more competitive change of control benefits.

     Philip P. Conti and Johanna G. O'Loughlin entered into non-compete agreements with Equitable Resources on October 30, 2000 and December 1, 1999, respectively. These agreements provide for twelve-month, non-competition provisions in exchange for 24 months of salary and benefits continuance. New change of control agreements also have been entered into with Mr. Conti and Ms. O'Loughlin to provide for more competitive benefits in the event of a change of control.

     James M. Funk entered into a non-compete agreement with Equitable Resources on June 12, 2000. This agreement provides for a twelve-month, non-competition provision in exchange for 24 months of salary and benefits continuance. A new change of control agreement also has been entered into with Mr. Funk to provide for more competitive benefits in the event of a change of control.

     All of the above change of control agreements were developed to ensure that during a change of control situation, the interests of the shareholders are foremost on the mind of these key executives. The agreements provide for certain specified benefits if a change of control occurs followed by an involuntary or constructive termination of the covered executive within two years after the change of event. Messrs. Gerber, Porges, Funk and Ms. O'Loughlin will receive 36 months of base salary, medical, dental, life and disability insurance; retirement plan credits; three times their highest annual, short-term incentive awards during the previous three years; and outplacement assistance and legal fees in the event the contract is contested. These payments are grossed up for tax purposes. The covered executive may elect a lump sum payment or payment of benefits over a specified period of time. Mr. Conti will receive 24 months of base salary in addition to the other benefits previously mentioned. His payments are not grossed up for tax purposes.

                                  PENSION PLAN

     All executive officers participate in a defined contribution plan under the company's 401(k) Employee Savings Plan. Under the Employee Savings Plan, the company contributes an amount equal to a percentage of each employee's base salary to an individual investment account for the employee.

ITEM NO. 2 -- APPROVAL OF EXECUTIVE SHORT-TERM INCENTIVE PLAN
(ITEM NO. 2 ON THE PROXY CARD)

     A proposal to approve the company's Executive Short-Term Incentive Plan (Incentive Plan) will be presented to shareholders at the 2001 annual meeting. The Board of Directors has unanimously approved the Incentive Plan and is recommending that shareholders also approve it. Shareholder approval is required by Internal Revenue Code (Code) section 162(m) for the company to be able to deduct bonuses paid to Incentive Plan participants for Federal income tax purposes.

     Below is a summary of the Incentive Plan. The full text of the Incentive Plan is available as Appendix A to this proxy statement.

     The purposes of the Incentive Plan are to maintain a competitive level of total cash compensation and to align the interests of the company's executive employees with those of the company's shareholders and with the strategic objectives of the company. By placing a portion of executive employee compensation at risk, the company can reward performance based on the overall performance of the company.

ADMINISTRATION

     The Compensation Committee of the company's Board of Directors administers the Incentive Plan. Members of the committee are independent directors who have never been employees of Equitable Resources. The committee will have the power to name participants, determine performance goals and incentive targets, approve payment of all incentive awards, review and approve amendments and make all necessary determinations under the Incentive Plan. Decisions of the committee regarding the Incentive Plan will be final.

ELIGIBILITY

     Participants under the Incentive Plan will be the company's President and Chief Executive Officer and any other executive officers whose compensation is required to be disclosed in the proxy statement (referred to as "covered employees" under the Code). The company estimates that approximately five officers currently are eligible to participate in the Incentive Plan.

INCENTIVE AWARDS

     Within 90 days after the beginning of each calendar year, the committee will establish performance goals for the year. The performance goals are the specific targets and objectives set by the committee for any, or a combination, of the following performance measures:

     - earnings per share growth rates

     - return on total capital

     - earnings per share

     - stock price

     - revenues

     - costs (aggregate or per unit)

     - net income

     - operating income

     - operating margin

     - cash flow

     - market share

     - return on equity

     - return on assets and

     - total shareholder return.

     The measures may be in the form of absolute or relative values or in comparison to an external benchmark.

     At the beginning of each calendar year, the committee also will create a schedule of possible incentive targets depending on the level of achievement of the performance goals; the amount to be paid is based on the extent to which the performance goals for the calendar year actually are achieved, as determined by the committee. The incentive targets will be described as a percentage of the participants' base salary at the time the performance goal is established. The company's year-end financial statements will be used to determine the level of achievement of the performance goals, except that the committee may determine, at the time the performance goals are established, that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws, will be excluded from the calculation of the performance goal.

     Payment of any incentive award under the Incentive Plan is dependent upon achievement of the performance goals set at the beginning of the year. The amount of any incentive award paid may not exceed the incentive target identified on the schedule for the level of performance actually achieved, as determined by the committee, and the committee may not increase any incentive target or incentive award payable. The committee may, however, reduce or eliminate any incentive target or incentive award payable, provided that the action will not result in any increase in the amount of any incentive target or incentive award payable to any other Incentive Plan participant.

PAYMENT OF INCENTIVE AWARDS

     Incentive awards will be paid in cash as promptly as practicable following the end of the calendar year and after the committee has determined and certified in writing the level of performance achieved and the incentive awards earned. Except as otherwise determined by the Committee at the beginning of any calendar year, the President and Chief Executive Officer and those participants who directly report to him are required to defer and invest 20%, and the participants who indirectly report to him are required to defer and invest 10%, of their incentive awards into the company's Common Stock Fund under the company's Deferred Compensation Plan, if at the time of payment they have not met the stock ownership guidelines set by the Committee. A participant will not receive payment for amounts in excess of the portion of the incentive award deferred, except for the future rate of return on the company's common stock.

     The maximum amount of compensation paid to any participant in any single calendar year under the Incentive Plan is an amount equal to three times the participant's base salary at the time when the incentive targets are established, or, if less, $3,000,000. The actual amount of compensation to be paid to participants under the Incentive Plan cannot be determined in advance because the level of future performance is not currently known, and the committee has discretion to reduce or eliminate the incentive awards payable to any participant under the Incentive Plan.

AMENDMENT OR TERMINATION OF INCENTIVE PLAN

     The Board or the committee may amend or terminate the Incentive Plan at any time except that the material terms of the performance goals, including the maximum amount payable, may not be amended without shareholder approval. Because the company has retained the discretion to change specific performance targets, shareholder reapproval of the Incentive Plan will be required at five-year intervals under the Code regulations.

ADDITIONAL INFORMATION

     Section 162(m) of the Code limits the amount of the deduction to $1 million, with certain exceptions, that the company may take on its U.S. federal tax return for compensation paid to the executive officers named in the Summary Compensation Table on page 12. This deductibility cap does not apply to "performance-based compensation," if approved by shareholders. We believe that awards under the Incentive Plan will qualify as performance-based compensation and will be deductible if shareholders vote to approve the Incentive Plan.

VOTE REQUIRED

     For this proposal to be adopted, a majority of the votes cast by shareholders must be voted for approval.

       THE BOARD OF DIRECTORS OF EQUITABLE RESOURCES RECOMMENDS THAT
SHAREHOLDERS
VOTE FOR APPROVAL OF THE ADOPTION OF THE EXECUTIVE SHORT-TERM INCENTIVE PLAN.

                             AUDIT COMMITTEE REPORT

     Our committee, the Equitable Resources Audit Committee, is comprised of five independent members.

     In accordance with the new Securities and Exchange Commission rules regarding audit committees, we have adopted a formal, written charter, which was approved by the Board of Directors of Equitable Resources on April 25, 2000. A copy of this charter, which specifies the responsibilities of the Audit Committee, is included as Appendix B to this proxy statement.

     As set forth in the charter, management is responsible for the internal controls and financial reporting process of Equitable Resources. The independent auditors perform an independent audit of Equitable Resources' consolidated financial statements in accordance with generally accepted auditing standards and issue a report. Our responsibility includes monitoring and overseeing these processes.

     In the performance of our oversight function, we have reviewed and discussed the audited financial statements of the company for the fiscal year ended December 31, 2000 with the management of Equitable Resources. We have discussed with Ernst & Young LLP, the company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). We also have received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed the independence of Ernst & Young LLP with that firm.

     The members of our committee are not professionally engaged in the practice of auditing or accounting. The Audit Committee's considerations and discussions referred to above do not assure that the audit of the company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the company's auditors are in fact "independent."

     Based on the review of the report of the independent auditors to the Audit Committee and discussions with the management and the independent auditors for the fiscal year ended December 31, 2000, we recommended to the Board of Directors that the financial statements be included in the Equitable Resources Annual Report on Form 10-K.

     This report has been furnished by the Audit Committee of the Board of Directors.

                            Malcolm M. Prine, Chair
                                Paul Christiano
                                Phyllis A. Domm
                              George L. Miles, Jr.
                                David S. Shapira

ITEM NO. 3 -- RATIFICATION OF APPOINTMENT OF AUDITORS
(ITEM NO. 3 ON THE PROXY CARD)

     The Board of Directors, upon recommendation of the Audit Committee, has reappointed Ernst & Young LLP, certified public accountants, as independent auditors to examine the consolidated financial statements of the company and its subsidiaries for the calendar year 2001. Ernst & Young LLP, and its predecessor, have acted as auditors for the company since 1950. Although shareholder approval is not required for the appointment of auditors, the Board of Directors believes the shareholders should participate through ratification. If such ratification is not obtained, the Board will consider the appointment of other auditors for the following year.

     Representatives of Ernst & Young LLP expect to be present at the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.

     The following chart shows the fees paid to Ernst & Young LLP during 2000:

                      FINANCIAL INFORMATION SYSTEMS DESIGN
   AUDIT FEES(1)             AND IMPLEMENTATION FEES          ALL OTHER FEES(2)
   -------------     ---------------------------------------  -----------------
$550,000                               $0                        $2,148,000

(1) Includes fees for full audit and review of the financial statements included in the company's first, second and third quarter Forms 10-Q for 2000.

(2)Consists primarily of assistance with implementation of "Statement of Financial Accounting Standards 133," assistance with due diligence and audits on merger transactions, audit of employee benefit plans and tax outsourcing and consulting services.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

ITEM NO. 4 - ADDITIONAL INFORMATION

OTHER MATTERS

     No matters other than those listed in the notice of meeting accompanying this proxy statement are expected to be presented to shareholders for action at the annual meeting. However, should other matters properly come before the meeting, the persons named as proxies will vote in a manner as they may, in their discretion, determine.

ANNUAL REPORT AND FORM 10-K

     The Annual Report of the company to shareholders and Form 10-K for the year ended December 31, 2000 are enclosed with this proxy statement.

                                                                      APPENDIX A

                           EQUITABLE RESOURCES, INC.
                      EXECUTIVE SHORT-TERM INCENTIVE PLAN

     Section 1. Incentive Plan Purposes. The main purposes of the Equitable Resources, Inc. (the "Company") Executive Short-Term Incentive Plan (the "Plan") are to maintain a competitive level of total cash compensation and to align the interests of the Company's executive employees with those of the Company's shareholders and with the strategic objectives of the Company. By placing a portion of executive employee compensation at risk, the Company can reward performance based on the overall performance of the Company.

     Section 2. Effective Date. The effective date of this Plan is January 1, 2001. The Plan will remain in effect from year to year (each calendar year shall be referred to herein as a "Plan Year") until formally amended or terminated in writing by the Company's Board of Directors or the Compensation Committee of the Board of Directors ("Committee"), as defined in Section 4 and as provided in
Section 12.

     Section 3. Eligibility.

     (a) Any employee who is a "covered employee", as defined in Section 162(m)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, as determined at the end of the immediately preceding Plan Year, and any employee who the Committee, as defined in Section 4, believes will be a covered employee for a Plan Year, shall be eligible to participate in the Plan; provided, however, that no employee who participates in the Company's annual Short-Term Incentive Plan shall be eligible to participate in the Plan.

     (b) The Committee may designate any eligible employee for participation in the Plan in its complete and sole discretion. Eligible employees who are designated to participate in the Plan for any Plan Year will be notified in writing of their participation and given a Plan document for their reference.

     Section 4. Administration of the Plan. The Plan shall be administered by the Committee, which shall be comprised solely of two or more outside directors within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. On an annual basis, the Committee shall designate the participants and determine the Performance Goals, as defined in Section 5 of the Plan, and the Incentive Targets, as defined in Section 6 of the Plan. Prior to payment of any Incentive Awards, as defined in Section 6 of the Plan, the Committee shall certify that the Performance Goals and other material terms were satisfied. The Committee shall also review and approve any proposed amendments to the Plan throughout the Plan Year.

     Section 5. Performance Goals.

     (a) Each participant shall have specific performance goals (the "Performance Goals") determined for his or her position for the subject Plan Year. These Performance Goals will support the approved business plan of the Company, affiliate or business unit, as applicable, and be based upon the specific performance measures established by the Committee for the Plan Year.

     (b) A copy of each participant's Performance Goals shall be determined in writing, and kept on file with the appropriate business segment Human Resources Department, not later than 90 days after the commencement of the Plan Year to which they relate; provided that in no event will Performance Goals be established after 25 percent of the Plan Year has elapsed or when the outcome of such Performance

         Goals is no longer substantially uncertain. The participants' Performance Goals for each Plan Year shall be attached hereto as Attachment A.

     (c) The Performance Goals determined by the Committee will be based upon one or more of the following objective performance measures and expressed in either, or a combination of, absolute or relative values: earnings per share growth rates, return on total capital, earnings per share, stock price, revenues, costs (aggregate or per unit), net income, operating income, operating margin, cash flow, market share, return on equity, return on assets and total shareholder return. The Performance Goals may be based upon the attainment of one or more levels of performance of the Company, its affiliates or business units, as measured against one or more of the performance measures.

     (d) When the Performance Goals are determined by the Committee, the Committee shall also specify the manner in which the Performance Goals shall be calculated. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws, shall be excluded from the calculation of the Performance Goal.

     Section 6. Incentive Targets and Awards.

     (a) Incentive compensation targets ("Incentive Targets") shall be determined by the Committee and expressed as a percentage of the participants' base salary in effect at the time the Performance Goal is established. The Incentive Targets shall be based upon the level of achievement of the Performance Goals, and shall be determined by the Committee at the commencement of each Plan Year and specified on Attachment B hereto.

     (b) Incentive awards ("Incentive Awards") may be earned by participants during a Plan Year; provided, however, that payment of any Incentive Award under the Plan to a participant (i) shall be contingent upon the attainment of the Performance Goals established by the Committee for the Plan Year and (ii) may not exceed the participant's Incentive Target established for the actual level of achievement attained.

     (c) The Committee shall have no discretion to increase any Incentive Target or Incentive Award payable that would otherwise be due upon attainment of the Performance Goals, but the Committee may in its discretion reduce or eliminate such Incentive Target or Incentive Award; provided, however, that the exercise of such negative discretion shall not be permitted to result in any increase in the amount of any Incentive Target or Incentive Award payable to any other participant.

     (d) The maximum Incentive Award payable to any participant for any Plan Year is an amount equal to three times the participant's annual base salary in effect at the time the Incentive Target is determined or, if less, $3,000,000.

     (e) Except as provided in Section 7 of the Plan, Incentive Awards shall be paid in cash as promptly as practicable following the end of a Plan Year and after the Committee has determined and certified in writing the extent to which the Performance Goals have been attained and the Incentive Awards have been earned.

     Section 7. Deferral. Except as otherwise determined by the Committee at the commencement of the Plan Year, participants who directly report to the Company's Chief Executive Officer (the "CEO") and the CEO will be required to defer twenty percent (20%) of their Incentive Award into the Company's common stock fund under and pursuant to the Company's Deferred Compensation Plan, if at the time of payment they have not met the stock ownership guidelines set by the Committee. Except as otherwise determined by the

Committee at the commencement of the Plan Year, participants who directly report to executives who report directly to the CEO will be required to defer ten percent (10%) of their Incentive Award into the Company's common stock fund under and pursuant to the Company's Deferred Compensation Plan, if at the time of payment they have not met the stock ownership guidelines set by the Committee. No amount in excess of the amount of the Incentive Award deferred shall be payable to the participant for such deferral, except as may be based upon the actual future rate of return on such specified predetermined investment.

     Section 8. Impact on Benefit Plans. Payments under the Plan shall not be considered as earnings for purposes of the Company's qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans.

     Section 9. Tax Consequences. It is intended that nothing in this Plan shall change the tax consequences of the Plan under Federal or State law and specifically shall not cause the participants in the Plan to be taxed currently under the Constructive Receipt or Economic Benefit Doctrines and as expressed in Sections 451 and 83 of the Code. The terms, requirements and limitations of this Plan shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

     Section 10. Change of Status. In making decisions regarding employees' participation in the Plan, the Committee may consider any factors that they may consider relevant. The following guidelines are provided as general information regarding employee status changes:

     (a) New Hire, Transfer, Promotion. A newly hired employee will participate in the Plan Year following the year in which they are hired, unless otherwise specified in their employment offer. An employee who is promoted or transferred during the first 90 day period of the Plan Year to a position qualifying for participation may be recommended for a pro rata Incentive Award under the Plan based on the level of participation in his or her previous program and the percentage of the Plan Year the employee is in the participating position. This includes employees who leave positions that qualify for incentive payments in other Company business segments. These potential payments shall be considered when determining the employee's Incentive Target and Incentive Award under this Plan.

     (b) Demotion. No Incentive Award shall be paid to an employee who has been demoted during the Plan Year because of performance. If the demotion is due to an organizational change, a pro rata Incentive Award may be made, provided the employee otherwise qualifies for payment of an Incentive Award.

     (c) Termination. No Incentive Award shall be paid to any employee whose services are terminated during the Plan Year for reasons of misconduct, failure to perform, or other cause. If the termination is due to reasons such as reorganization, and not due to the fault of the employee, the employee may be considered for a pro rata Incentive Award, provided the employee otherwise qualifies for payment of an Incentive Award.

     (d) Resignation. No Incentive Award shall be paid to an employee who resigns for any reason before Incentive Awards are paid, provided, however, if the employee has voluntarily terminated his or her employment with the Company's consent, a pro rata Incentive Award may be made, provided the employee otherwise qualifies for payment of an Incentive Award.

     (e) Death and Disability. An employee whose status as an active employee is changed during the Plan Year for any reason other than the reasons cited above, including termination for death or disability, may be considered for a pro rata Incentive Award, provided the employee otherwise qualifies for payment of an Incentive Award. In the event that an Incentive Award is paid on behalf of an employee who has terminated employment by reason of death, any such payments or other amounts due shall be paid to the employee's estate.

Nothing in the Plan or in any Incentive Target or Incentive Award shall confer any right on any employee to continue in the employ of the Company, its affiliates or any business unit.

     Section 11. Dispute Resolution. The following is the exclusive procedure to be followed by all participants in resolving disputes arising from payments made under this Plan. All disputes relative to a given Plan Year must be presented to the Committee within thirty (30) days following the payment date of the Incentive Award for that Plan Year, or the participant's right to dispute a payment will be irrevocably waived. The employee with the concern will be given an opportunity to present his or her issues to the Committee. A decision will be rendered by the Committee within ten (10) business days of the meeting. The Chairperson of the Committee will be responsible for preparing a written version of the decision. The decision by the Committee regarding the matter is final and binding on all Plan participants.

     Section 12. Amendment or Termination of this Plan. The Company's Board of Directors or the Committee shall have the right to amend or terminate the Plan at any time, provided, however, that the material terms of the Performance Goals, including any amendments to the class of employees eligible to receive compensation pursuant to, or participate in, the Plan, the criteria upon which the Performance Goals are based or the maximum amount of compensation payable hereunder, may not be amended without shareholder approval. No employee or participant shall have any vested right to payment of any Incentive Award hereunder prior to its payment. The Company shall notify affected employees in writing of any amendment or Plan termination.

                                                                      APPENDIX B

               EQUITABLE RESOURCES, INC. AUDIT COMMITTEE CHARTER

ORGANIZATION AND MEMBER REQUIREMENTS

     This charter governs the operations of the Audit Committee. The Committee shall be appointed annually by the Board of Directors and shall comprise at least three directors, all of whom shall be non-employees, independent of management, and independent of Equitable Resources, Inc., its subsidiaries and affiliates (the "Company"). Members of the Committee shall be considered independent if they have no relationship that might interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee. Financial literacy means being able to read and understand fundamental financial statements. At least one member of the Committee shall have accounting or related financial management expertise as determined by the Board of Directors in its business judgment. Factors to be considered in evaluating financial management expertise may include but shall not be limited to 1) past employment experience in finance or accounting, 2) requisite professional certification in accounting, or 3) any other comparable experience or background which results in financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

STATEMENT OF POLICIES

     The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process and legal compliance on behalf of the Board of Directors and report the results of its activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. Management is also responsible for insuring corporate compliance with all laws applicable to the Company.

COMMITTEE RESPONSIBILITIES

     The following shall be the recurring responsibilities of the Audit Committee in carrying out its oversight responsibilities:

     - The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's shareholders. The Committee shall have the authority and responsibility to evaluate, and where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company, and shall obtain the annual, or any interim, written disclosure of independence required by the New York Stock Exchange Rules and the Independence Standards Board. Annually, the Committee shall review and recommend to the Board of Directors the selection of the Company's independent auditors, subject to shareholder ratification. The Committee shall review and approve the fees proposed to be paid to the independent auditors for services furnished to the Company.

     - The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing. Also, the Committee shall discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's systems to monitor and manage business risk and legal compliance. Further, the Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations and the implementation of material internal control recommendations made by the independent auditors and internal auditors.

     - The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of form 10-K), including the accounting principles used, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss with the independent auditors the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

     - The Committee shall review and report to the Board of Directors on the overall effectiveness of the Company's corporate legal compliance program and environmental and safety program. The Committee shall review any items brought directly to the Committees' attention by management, the law department, the independent auditors or the internal auditors or such other related matters as the Committee, in its own discretion, determines to be appropriate in the circumstances.

     - In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not, and do not represent themselves to be, accountants or auditors by profession or experts in the field of accounting or auditing. As such it is not the duty of the Audit Committee or its members to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. As used in this charter, the term "review" when used with respect to a responsibility or duty of the Audit Committee shall mean such consideration and evaluation as the Audit Committee in its business judgment shall determine to be appropriate and shall not mean or require a "review" as contemplated in Statement on Auditing Standards No. 71. Each member of the Audit Committee shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by those persons and under those circumstances specified in the Pennsylvania Business Corporation Law.

       RESOURCES

     The Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts as needed.

[EQUITABLE RESOURCES LOGO]



                                                               One Oxford Centre
                                                                      Suite 3300
                                                            Pittsburgh, PA 15219



   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

JOHANNA G. O'LOUGHLIN AND JEAN F. MARKS ARE hereby appointed as proxies of the undersigned to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 17, 2001, at 10 a.m., in the Omni William Penn, 530 William Penn Place, Pittsburgh, Pennsylvania, and at any adjournment of such meeting. WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY FOR THE ELECTION OF DIRECTORS AND FOR ITEMS 2 AND 3 AND WILL VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

A vote FOR the election of nominees listed on the reverse side includes discretionary authority to cumulate votes selectively among the nominees as to whom authority to vote has not been withheld and to vote for the substitution if any nominee becomes unavailable for election for any reason.

This Proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director and FOR Items 2 and 3.


     PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


--------------------------------------------------------------------------------
                            / FOLD AND DETACH HERE /







           POSTAGE WILL BE PAID BY ADDRESSEE

              CORPORATE SECRETARY
              EQUITABLE RESOURCES INC
              ONE OXFORD CENTRE SUITE 3300
              PITTSBURGH PA 15219

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1, ITEM 2 AND ITEM 3

1) Election of Directors    Nominees:  Murry S. Gerber, George L. Miles, Jr.,
                                       Donald I. Moritz and J. Michael Talbert

   (INSTRUCTIONS:  To withhold authority to vote            FOR        WITHHELD
   for particular nominees, write that nominee's name       [ ]          [ ]
   in the space provided here.)


   --------------------------------------------------

2) Approve Executive Short-term Incentive Plan

         FOR            AGAINST         ABSTAIN
         [ ]              [ ]              [ ]


3) Ratify Appointment of Ernst & Young LLP as Auditors

         FOR            AGAINST         ABSTAIN
         [ ]              [ ]              [ ]


This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees in item 1 above, FOR the approval of the Executive Short-Term Incentive Plan in Item 2 above and FOR the ratification of auditors in Item 3 above. The proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any adjournments thereof.

THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME APPEARS HEREON.

Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer.



Signature                     Signature                     Date          , 2001
          --------------------         -------------------      ----------

--------------------------------------------------------------------------------
                            / FOLD AND DETACH HERE /



THE 2001 ANNUAL MEETING OF SHAREHOLDERS OF EQUITABLE RESOURCES, INC. WILL BE HELD ON THURSDAY, MAY 17, 2001, AT 10 A.M., IN THE OMNI WILLIAM PENN, 530 WILLIAM PENN PLACE, PITTSBURGH, PENNSYLVANIA.

IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE POSTAGE-PAID RESERVATION CARD DIRECTLY TO THE COMPANY. AN ADMISSION CARD WILL THEN BE MAILED TO YOU.



                       EQUITABLE RESOURCES, INC.

                              RESERVATION

                     I expect to attend the Annual Meeting of Shareholders. Please send me an admission card.

                     NAME OF SHAREHOLDER
                                        -------------------------------------
                                            (Please type or print clearly)

                     HOME ADDRESS
                                 --------------------------------------------

                                 --------------------------------------------

                    CITY, STATE AND ZIP CODE
                                            ---------------------------------


                   (To be returned only if you plan to attend)



                            / FOLD AND DETACH HERE /
--------------------------------------------------------------------------------